UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 30, 2007

ALBANY MOLECULAR RESEARCH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25323	14-1742717
(State or other juris- diction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Corporate Circle, P.O. Box 15098, Albany, NY		12212
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (518) 464-0279

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02 (e)  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 30, 2007 pursuant to and in accordance with the recommendation of the Compensation Committee (the “Committee”) of the Board of Directors, the Board of Directors of Albany Molecular Research, Inc. (the “Company”) approved the Amended and Restated Technology Development Incentive Plan (“the Amended Plan”).  Effective June 4, 2007, the Plan will supercede the Company’s current Technology Development Incentive Plan (“the Current Plan”) as revised on October 14, 2003.

All employees of the Company, including the Company’s executive officers, are eligible to participate in the Amended Plan.  The Amended Plan establishes the criteria under which participants are qualified to receive Technology Incentive Compensation (“TIC”) awards for the development of novel and innovative technology.  The Amended Plan also sets forth guidelines for the determination of TIC award amounts and the allocation of award amounts among participants.  The Amended Plan provides for the determination of TIC awards as discretionary fixed fee amounts.  These awards are calculated under the Current Plan as a percentage of net revenues earned by the Company from the related technology developed by Plan participants.  The terms of the Amended Plan will apply to technology developments that qualify for TIC awards after June 4, 2007.  Technology developments that qualify for TIC awards prior to June 4, 2007 will be governed by the terms of the Current Plan.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)         Exhibits

10.1                           Albany Molecular Research, Inc. Amended and Restated Technology Development Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2007	ALBANY MOLECULAR RESEARCH, INC.

	By:	/s/ Mark T. Frost
Mark T. Frost
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Albany Molecular Research, Inc. Amended and Restated Technology Development Incentive Plan